Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

August 1, 2024

InvenTrust Properties Corp.

3025 Highland Parkway, Suite 350

Downers Grove, Illinois 60515

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to InvenTrust Properties Corp., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the offer and sale of 2,750,000 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company issuable under the InvenTrust Properties Corp. 2015 Incentive Award Plan, as amended by the First Amendment to the InvenTrust Properties Corp. 2015 Incentive Award Plan and the Second Amendment to the InvenTrust Properties Corp. 2015 Incentive Award Plan (as amended, the “Amended Plan”), covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement, in the form in which it was filed with the Commission under the Securities Act;

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Fourth Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. Resolutions adopted by the Board of Directors of the Company relating to, among other matters, the approval of the Amended Plan and the registration and issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

InvenTrust Properties Corp.

August 1, 2024

6. The Report of the Inspector of Election for the 2024 Annual Meeting of Stockholders of the Company held on May 7, 2024, with respect to the proposal to approve the Amended Plan, certified as of the date hereof by an officer of the Company;

7. The Amended Plan, certified as of the date hereof by an officer of the Company;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and each such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Shares will not be issued or transferred in violation of any restriction or limitation contained in Article VII of the Charter or in the Amended Plan.

InvenTrust Properties Corp.

August 1, 2024

6. Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

7. Each award that provides for the potential issuance of a Share pursuant to the Amended Plan (each, an “Award”) will be duly authorized and validly granted in accordance with the Amended Plan, and any Share issued pursuant to any such Award will be issued in accordance with the terms of the Amended Plan and such Award, including any agreement entered into in connection therewith.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and if issued and delivered by the Company pursuant to the Registration Statement, the Resolutions and the Amended Plan, and any other resolutions of the Board or a duly authorized committee thereof relating thereto, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning federal law or the laws of any other state. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other local jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Venable LLP